Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-11 of our report dated November 4, 2009 relating to the balance sheet of Chatham Lodging Trust (a development stage company), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
November 4, 2009